Exhibit 3.32(a)
State of Delaware Secretary of State Division of Corporations )elivered 10:44 AM 09/29/2009 FILED 10:32 AM 09/29/2009 RV 090892209 — 4736004 FILE STATE of DELAWARE LIMITED LIABILITY COMPANY CERTIFICATE of FORMATION First: The name of the limited liability company is ______________ ConcretvAcgujsftjon lvi LLC Second: The address of its registered office in the State of Detawre is___________ 615 South Dupont Hwy In the Cfty of Davcr Zip code 19901 The name of its Registered agent at SLICh address is !pLtol Services, Inc. Third: (Use this paragraph only if the compan is to have a specific effective date at dissolution; “The latest date on which the Urn Ltcd lIability company is to. dissolve is Fourth: (Insert any other matters the members determine to ncIude herein.) in Wltncss Whereof, the undersigned have executed this Certificate ofFormatlon.this 29th day of Sqptcmbcr , 2009 By:4QguzJZç,zo Authorized Person (s) Name: IiPhanie Collins